Exhibit 2.3

REINSTATEMENT, SIXTH AMENDMENT AND ASSIGNMENT OF

PURCHASE AND SALE AGREEMENT

This Reinstatement, Sixth Amendment and Assignment of Purchase and Sale Agreement (this “Sixth Amendment”) is made and entered into as of May 7, 2013 (the “Effective Date”) by and among FIRST COMMERCIAL BANK, a Missouri corporation (“Seller”), BROGDON FAMILY, LLC, a Georgia limited liability company (“Brogdon”), and ADCARE PROPERTY HOLDINGS, LLC, an Ohio limited liability company or its permitted assigns (“ADK Property”).

WITNESSETH:

WHEREAS, Brogdon, as purchaser, and Seller were the original  parties to that certain Purchase and Sale Agreement dated as of May 5, 2011, as amended pursuant to that certain First Amendment to Purchase and Sale Agreement dated as of June 13, 2011, as further amended and assigned to ADK Property pursuant to that certain Amendment and Assignment of Purchase and Sale Agreement dated as of September 30, 2011, as further amended pursuant to that certain Third Amendment to Purchase and Sale Agreement dated as of April 17, 2012, that certain Fourth Amendment to Purchase and Sale Agreement and that certain Fifth Amendment to Purchase and Sale Agreement dated as of November 30, 2012 (as amended and assigned, the “Agreement”);

WHEREAS, pursuant to that Assignment of Purchase Agreement from ADK Property to Northwest Property Holdings, LLC (“Northwest Property”), Seller sold the Facility commonly known as “Northwest” to Northwest Property on December 31, 2012;

WHEREAS, pursuant to an Assignment of Purchase Agreement from ADK property to Edwards Redeemer Property Holdings, LLC (“ER Property”), Seller sold the Facility commonly known as “Edwards Redeemer” to ER Property on December 27, 2012;

WHEREAS, the Closing of the remaining Facilities was to occur on or before March 31, 2013, but such closing did not occur;

WHEREAS, the parties desire to reinstate the Agreement to allow for the Closing of the sale of the remaining Facilities; and

WHEREAS, ADK Property desires to assign to Brogdon all of ADK Property’s rights, title and interest in and to the Agreement as they relate to the remaining Facilities, and Brogdon desires to assume all of Purchaser’s obligations under the Agreement with respect to the remaining Facilities.

In consideration of the mutual covenants and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.             Recitals; Terms.  The foregoing recitals are true and correct and incorporated into this Sixth Amendment as if fully set forth herein.  Capitalized but undefined terms used in this Sixth Amendment shall have the meanings set forth in the Agreement.

2.             Reinstatement.  The parties hereby agree that the Agreement is reinstated and declared to be in full force and effect according to its terms and provisions, as amended hereby.

3.             Assignment and Assumption.  ADK Property hereby assigns to Brogdon all of  ADK Property’s right, title and interest in and to the Agreement and Brogdon hereby assumes from ADK Property all of ADK Property’s obligations under the Agreement.  Brogdon shall be recognized as the “Purchaser” under the Agreement with respect to the remaining Facilities.

4.             Closing Date and Purchase Price.  Seller and Brogdon agree that the Closing Date for the remaining Facilities shall be on or before June 30, 2013.  Seller and Brogdon agree that the Purchase Price for the remaining Facilities (after considering the Purchase Price paid for the Northwest and Edwards Redeemer Facilities) is Ten Million Nine Hundred Thousand and No/100 Dollars ($10,900,000.00).

5.             Notice.  Section 12.3(c) of the Agreement is hereby amended to delete the notice to ADK Property and to substitute in lieu thereof the following notice address for Brogdon as Purchaser:

If to Purchaser, to:	Brogdon Family, LLC
Two Buckhead Plaza
3050 Peachtree Road NW, Suite 355
Atlanta, GA 30305
Attn: Christopher F. Brogdon

6.             Ratification. Except to the extent amended hereby, Brogdon and Seller ratify and confirm that all other terms and conditions of the Agreement remain in full force and effect.

7.             Counterparts. This Sixth Amendment may be executed in any number of counterparts, each of which shall be deemed an original, and all of which shall be taken to be one and the same Amendment, for the same effect as if all parties hereto had signed the same signature page, and an electronic PDF or facsimile copy of an executed counterpart shall constitute the same as delivery of the original of such executed counterpart. Any signature page of this Sixth Amendment (whether original or facsimile) may be detached from any counterpart of this Amendment (whether original or facsimile) without impairing the legal effect of any signatures thereof and may be attached to another counterpart of this Sixth Amendment (whether original, PDF or facsimile) identical in form hereto but having attached to it one or more additional signature pages (whether original, PDF or facsimile).

[Signatures on next page]

IN WITNESS WHEREOF, each party has caused this instrument to be executed as of the date set forth hereinabove.

BROGDON:

BROGDON FAMILY, LLC,
a Georgia limited liability company

By:	/s/ Christopher F. Brogdon
Christopher F. Brogdon, Manager

SELLER:

FIRST COMMERCIAL BANK,
a Missouri corporation

By:	/s/ Norman B. Harty
Norman B. Harty, President

ADK PROPERTY:

ADCARE PROPERTY HOLDINGS, LLC,
an Ohio limited liability company

By:	/s/ Boyd P. Gentry
Boyd P. Gentry, Manager